SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                       COFLEXIP STENA OFFSHORE GROUP S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Sponsored American Depository Receipts
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   192384105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |X| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 192384105                     13G                   Page 2 of 13 Pages
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Trustees of General Electric Pension Trust
    I.R.S. #14-6015763
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New York
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                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          755,254
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             None
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       755,254
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    755,254
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.74% (17.64% if aggregated with the shares beneficially owned by General Electric Investment Corporation and GE Asset Management Incorporated)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    EP
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 192384105                     13G                   Page 3 of 13 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    General Electric Investment Corporation, as Investment Manager of GEPT
    (as defined below) and Investment Adviser of certain other entities and accounts
    I.R.S. #22-2152310
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       194,656
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          755,254
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             194,656
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       755,254
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    949,960
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.99% (17.64% if aggregated with the shares beneficially owned by GE Asset Management Incorporated)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 192384105                     13G                   Page 4 of 13 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), as Investment Adviser to certain entities and accounts
    I.R.S. #06-1238874
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       574,920
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          None
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             574,920
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    574,920
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.65% (17.64% if aggregated with the shares beneficially owned by General Electric Investment Management Incorporated)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 192384105                     13G                   Page 5 of 13 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    General Electric Company
    I.R.S. #14-0689340
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New York
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Disclaimed (see 9 below)
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Disclaimed (see 9 below)
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Disclaimed (see 9 above)                                                |X|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Not applicable (see 9 above)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

INTRODUCTORY NOTE: This Amendment No. 3 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), a Delaware corporation and a wholly owned subsidiary of GE ("GEAM") and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 19, 1997, as amended on February 13, 1998 and as amended on February 16, 1999 (as amended, the "Schedule 13G"). GEIC is a registered investment adviser and acts as the Investment Manager of GEPT, and as an Investment Adviser to certain other entities and accounts, and may be deemed to be a beneficial owner of 755,254 shares of Sponsored American Depository Receipts ("ADR's") of COFLEXIP STENA OFFSHORE GROUP S.A. (the "Issuer") owned by GEPT and of 194,656 shares of ADR's of the Issuer owned by such other entities and accounts. GEAM is a registered investment adviser and acts as an Investment Adviser to certain entities and accounts, and may be deemed to be the beneficial owner of 574,920 shares of ADR's of the Issuer owned by such entities or accounts. GEAM, GEPT and GEIC each expressly disclaim that they are members of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

The Items to Schedule 13G are hereby amended to read as follows:

Item 4 Ownership

                                             GEPT         GEIC         GEAM          GE
(a)  Amount beneficially owned              755,254      949,960      574,920         0
(b)  Percent of class                        8.74%        10.99%        6.65%      disclaimed
(c)  No. of shares to which person has
     (i)    sole power to vote or
            direct the vote                  None        194,656      574,920        None
     (ii)   shared power to vote or
            direct                          755,254      755,254        None       disclaimed
     (iii)  sole power to dispose
            or to direct disposition         None        194,656      574,920        None
     (iv)   shared power to dispose
            or to direct disposition        755,254      755,254        None       disclaimed

Note: The percentages are based on the total ADR's outstanding as represented to the filing person by Bank of New York acting as custodian of the ADR's.

Item 5 Ownership of Five Percent or Less of Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

      |X|

Item 10 Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                        GENERAL ELECTRIC PENSION TRUST
                                        By: General Electric Investment
                                            Corporation, its Investment Manager


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name: Michael M. Pastore
                                            Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                        GENERAL ELECTRIC INVESTMENT CORPORATION


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name: Michael M. Pastore
                                            Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                        GE ASSET MANAGEMENT INCORPORATED


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name: Michael M. Pastore
                                            Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                        GENERAL ELECTRIC COMPANY


                                        By: /s/ John H. Myers
                                            ------------------------------------
                                            Name: John H. Myers
                                            Title: Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of Sponsored American Depository Receipts of COFLEXIP STENA OFFSHORE GROUP S.A. is being filed on behalf of each of the undersigned.

Dated: February 14, 2000                GENERAL ELECTRIC PENSION TRUST
                                        By: General Electric Investment
                                        Corporation, its Investment Manager

                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name: Michael M. Pastore
                                            Title: Vice President


                                        GENERAL ELECTRIC INVESTMENT CORPORATION

                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name: Michael M. Pastore
                                            Title: Vice President


                                        GE ASSET MANAGEMENT INCORPORATED

                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name: Michael M. Pastore
                                            Title: Vice President


                                        GENERAL ELECTRIC COMPANY

                                        By: /s/ John H. Myers
                                            ------------------------------------
                                            Name: John H. Myers
                                            Title: Vice President

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

   The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker